EXHIBIT 10.1
NINTH AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT
THIS NINTH AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT (this “Amendment”) is made this 12th day of March, 2020, by and between TMG TMC 3, L.L.C., a Delaware limited liability company (“Landlord”), and ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”).
RECITALS:
A.Landlord’s predecessor-in-interest, Marshall Property LLC, and Tenant entered into that certain Deed of Office Lease Agreement dated August 8, 2014 (the “Original Lease”), as amended by that certain First Amendment to Deed of Office Lease Agreement dated as of May 29, 2015 (the “First Amendment”), that certain Second Amendment to Deed of Office Lease Agreement dated as of October 19, 2015 (the “Second Amendment”), that certain Third Amendment to Deed of Office Lease Agreement dated as of May 6, 2016 (the “Third Amendment”), that certain Fourth Amendment to Deed of Office Lease Agreement dated as of September 15, 2016 (the “Fourth Amendment”), that certain Fifth Amendment to Deed of Office Lease Agreement dated as of January 31, 2017 (the “Fifth Amendment”), that certain Sixth Amendment to Deed of Office Lease Agreement dated as of October 10, 2018 (the “Sixth Amendment”), that certain Seventh Amendment to Deed of Office Lease Agreement dated as of May 16, 2019 (the “Seventh Amendment”), and that certain Eighth Amendment to Deed of Office Lease Agreement dated as of July 17, 2019 (the “Eighth Amendment”) (collectively, as amended, the “Lease”), whereby Tenant leases approximately 166,147 rentable square feet of office space on the first (1st), second (2nd), third (3rd), fifth (5th), seventh (7th), eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) floors, (collectively, the “Existing Premises”), in a building located at 8281 Greensboro Drive, Tysons, Virginia 22102 (the “Building”).
B.The Existing Premises includes approximately 6,346 rentable square feet on the third (3rd) floor, known as Suite 310 (the “Third Floor Premises”) (the remainder of the Existing Premises, exclusive of the Third Floor Premises, will sometimes hereinafter be referred to as the “Remainder Premises”).
C.The term of the Lease with respect to the Third Floor Premises is scheduled to expire on April 30, 2020 (the “Expiration Date”).
D.Landlord desires to extend the term of the Lease with respect to the Third Floor Premises.
E.Landlord further desires to lease to Tenant and Tenant desires to lease from Landlord approximately 11,785 square feet of rentable area located on the sixth (6th) floor of the Building and known as Suite 600 (the “Fifth Expansion Premises”), which Fifth Expansion Premises are more particularly shown on Exhibit A which is attached to and made a part hereof.
F.The Existing Premises and the Fifth Expansion Premises collectively shall contain approximately 177,932 rentable square feet.
G.Landlord and Tenant desire to modify the Lease as set forth below.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Landlord and Tenant, Landlord and Tenant covenant and agree as follows:
1.    Third Floor Premises. Notwithstanding anything herein to the contrary, Tenant acknowledges that it is currently occupying the Third Floor Premises and is leasing the Third Floor Premises in its as-in condition.
2.    Fifth Expansion Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Fifth Expansion Premises. The Fifth Expansion Premises has been measured in accordance with the Building Owners and Managers Association Standard Method of Measurement (ANSI/BOMA Z65.1 1996). Notwithstanding anything herein to the contrary, Tenant is leasing the Fifth Expansion Premises in its as-in condition, broom clean, with all furniture, movable fixtures, equipment, cabling and personal property removed and all base Building systems serving the Fifth Expansion Premises in good operating order and repair. Landlord shall, in good faith, use reasonable efforts to deliver the Fifth Expansion Premises to Tenant by June 1, 2020 (the “Fifth Expansion Premises Delivery Date”). In the event that Landlord fails to deliver the Fifth Expansion Premises to Tenant by June 15, 2020, then commencing on June 15th and continuing until such date that the Fifth Floor Expansion Premises is delivered to Tenant, Tenant shall receive one day of abatement of Fifth Expansion Premises Base Rent for each day of delay.
3.    Term.
(a)    Third Floor Premises. The term of the Lease with respect to the Third Floor Premises (the “Third Floor Premises Term”) shall be extended for a period of three (3) years and three (3) months and shall commence on May 1, 2020, and expire on July 31, 2023 (the “Third Floor Premises Expiration Date”).

(b)    Fifth Expansion Premises. The term of the Lease with respect to the Fifth Expansion Premises (the “Fifth Expansion Premises Term”) shall commence on December 1, 2020, and expire on June 30, 2026.
4.    Base Annual Rent.
(a)    Third Floor Premises. In addition to the “Base Rent” (as defined in the Lease) with respect to the Remainder Premises, commencing on May 1, 2020 (the “Third Floor Premises Rent Commencement Date”), Tenant covenants and agrees to pay Landlord Base Rent with respect to the Third Floor Premises (the “Third Floor Premises Base Rent”) as follows:

Period	Third Floor Premises Base Rent	Monthly Installments of Third Floor Premises Base Rent	Rent Per Rentable Square Foot
5/1/20 – 4/30/21	$263,358.96	$21,946.58	$41.50
5/1/21 – 4/30/22	$270,593.40	$22,549.45	$42.64
5/1/22 – 4/30/23	$278,018.28	$23,168.19	$43.81
5/1/23 – 7/30/23	$285,663.78 (annualized)	$23,805.32	$45.01

Provided Tenant is not in Default (as defined in the Original Lease), commencing on the Third Floor Premises Rent Commencement Date, Landlord agrees to abate the first three (3) full monthly installments of Third Floor Premises Base Rent that are payable under this Amendment (i.e., equal to a total abatement of $65,839.74).

(b)    Fifth Expansion Premises. In addition to the “Base Rent” (as defined in the Original Lease) with respect to the Remainder Premises, commencing on December 1, 2020 (the “Fifth Expansion Premises Rent Commencement Date”), Tenant covenants and agrees to pay Landlord Base Rent with respect to the Fifth Expansion Premises (the “Fifth Expansion Premises Base Rent”) as follows:

Period	Fifth Expansion Premises Base Rent	Monthly Installments of Fifth Expansion Premises Base Rent	Rent Per Rentable Square Foot
12/1/20 – 11/30/21	$489,077.52	$40,756.46	$41.50
12/1/21 – 11/30/22	$502,512.36	$41,876.03	$42.64
12/1/22 – 11/30/23	$516,300.84	$43,025.07	$43.81
12/1/23 – 11/30/24	$530,442.84	$44,203.57	$45.01
12/1/24 – 11/30/25	$545,056.20	$45,421.35	$46.25
12/1/25 – 6/30/26	$560,023.20 (annualized)	$46,668.60	$47.52
Provided Tenant is not in “Monetary Default” (as defined in the Original Lease), and is not in default of any material non-monetary provision of the Lease beyond the expiration of any applicable notice and cure period, commencing on the Fifth Expansion Premises Rent Commencement Date, Landlord agrees to abate the first five (5) full monthly installments of Fifth Expansion Premises Base Rent that are payable under this Amendment (i.e., equal to a total abatement of $203,782.30).

5.    Pro Rata Share.

(a)    Third Floor Premises. In addition to paying Tenant’s “Pro Rata Share” (as defined in the Lease) of increases in “Expenses” (as defined in the Lease) and “Taxes” (as defined in the Lease) with respect to the Remainder Premises, commencing on January 1, 2021, and continuing throughout the Third Floor Premises Term, Tenant shall pay its “Third Floor Premises Pro Rata Share” (as defined below) of increases in Expenses over the Expenses for the “Third Floor Premises Base Year” (as defined below) [subject to the Controllable Expenses Cap (as defined in Section 5.03.D. of the Original Lease)] and increases in Taxes over the Taxes for the Third Floor Premises Base Year in accordance with the Lease (as amended by this Amendment). As used herein, (a) “Tenant’s Third Floor Premises Pro Rata Share” shall mean 2.46% (i.e., based on a Total Rentable Area of the Building of 257,824 rentable square feet), and (b) the “Third Floor Premises Base Year” for Expenses and Taxes shall mean calendar year 2020. Expenses for the Third Floor Premises Base Year shall be grossed-up, as provided in Section 5.03.C. of the Original Lease, to reflect a ninety-five percent (95%) occupancy rate for the Building. Taxes for the Third Floor Premises Base Year shall reflect actual Taxes assessed or imposed upon the Property or Landlord, as applicable, during the Third Floor Premises Base Year.

(b)    Fifth Expansion Premises. In addition to paying Tenant’s “Pro Rata Share” (as defined in the Lease) of increases in “Expenses” (as defined in the Lease) and “Taxes” (as defined in the Lease) with respect to the Remainder Premises, commencing on January 1, 2022, and continuing throughout the Fifth Expansion Premises Term, Tenant shall pay its “Fifth Expansion Premises Pro Rata Share” (as defined below) of increases in Expenses over the Expenses for the “Fifth Expansion Premises Base Year” (as defined below) [subject to the Controllable Expenses Cap (as defined in Section 5.03.D. of the Original Lease)] and increases in Taxes over the Taxes for the Fifth Expansion Premises Base Year in accordance with the Lease (as amended by this Amendment). As used herein, (a) “Tenant’s Fifth Expansion Premises Pro Rata Share” shall mean 4.57% (i.e., based on a Total Rentable Area of the Building of 257,824 rentable square feet), and (b) the “Fifth Expansion Premises Base Year” for Expenses and Taxes shall mean calendar year 2021. Expenses for the Fifth Expansion Premises Base Year shall be grossed-up, as provided in Section 5.03.C. of the Original Lease, to reflect a ninety-five percent (95%) occupancy rate for the Building. Taxes for the Fifth Expansion Premises Base Year shall reflect actual Taxes assessed or imposed upon the Property or Landlord, as applicable, during the Fifth Expansion Premises Base Year.

6.    Parking.

(a)    Parking Rights. In addition to Tenant’s parking rights set forth in the Lease, (x) from and after the Third Floor Premises Rent Commencement Date and continuing until the Third Floor Premises Expiration Date, Landlord shall require that the garage operator offer to Tenant seventeen (17) monthly parking contracts to park an automobile (collectively, the “Third Floor Premises Parking Rights”) in the “Garage” (as defined in the Original Lease) adjacent to the Building, and (y) from and after the Fifth Expansion Premises Rent Commencement Date, Landlord shall require that the garage operator offer to Tenant an additional thirty-two (32) monthly parking contracts to park an automobile in the Garage (collectively, the “Fifth Expansion Premises Parking Rights”) (the Third Floor Premises Parking Rights and Fifth Expansion Premises Parking Rights are sometimes collectively referred to as the “New Premises Parking Rights”). The New Premises Parking Rights shall (i) be unassigned, and (ii) be on a self-park or attendant parking basis (or a combination thereof), as determined by the garage operator. In addition to the New Premises Parking Rights, Tenant shall have the right to contract for the five (5) reserved parking spaces currently used by ID.ME on the second floor of the parking garage for Tenant’s exclusive use during the hours of 6:00 a.m. to 8:00 p.m. Monday – Friday only (the “5 Spaces”). Notwithstanding anything to the contrary, Landlord shall have the right, from time to time, upon at least thirty (30) days prior written notice to Tenant, to relocate the 5 Spaces.

(b)    Parking Fees. The monthly parking rate for the New Premises Parking Rights shall be the prevailing market rate charged from time to time by the garage operator for similar monthly parking contracts. As of the Effective Date, the current rate for each (i) unreserved parking contract is One Hundred Fifteen and 00/100 Dollars ($115.00) per month, which rate is subject to change from time to time, and (ii) reserved space is Two Hundred Thirty and 00/100 Dollars ($230.00) per month, which rate is subject to increase from time to time. Except as otherwise provided herein, contracts for the New Premises Parking Rights shall be with the garage operator and shall contain the same terms as are usually contained in contracts with other similar office customers of the garage operator at the Building. If Tenant fails to pay any actual charges for its New Premises Parking Rights within any applicable notice and cure period, then Landlord shall have the right to terminate Tenant’s New Premises Parking Rights with respect to those spaces for which Tenant has failed to pay within any applicable notice and cure periods, without legal process, and to remove Tenant, Tenant’s vehicles or those of its employees, licensees or invitees from the Garage. For purposes of clarity, if Tenant fails to timely pay for its New Premises Parking Rights, such failure shall not permit Landlord to terminate Tenant’s parking rights otherwise set forth in the Lease for which Tenant is not required to pay a parking fee. Notwithstanding anything to the contrary, provided Tenant is not in Default under the Lease (as amended by this Amendment) beyond the expiration of any applicable notice and cure period, Landlord shall abate the parking fees due under this Amendment (x) for the Third Floor Premises Parking Rights, for the period commencing on the Third Floor Premises Rent Commencement Date and ending on April 30, 2021, (y) for the Fifth Expansion Premises Parking Rights, for the period commencing on the Fifth Expansion Premises Rent Commencement Date and ending on November 30, 2021, and (z) for the 5 Spaces during the first twelve (12) months that the 5 Spaces are made available for Tenant’s use.

7.Termination Option. Notwithstanding anything to the contrary, Tenant’s termination option contained in Section 1 of Exhibit F of the Original Lease shall not be applicable to the Third Floor Premises or the Fifth Expansion Premises.
8.Brokers. Landlord and Tenant each represents and warrants to the other that neither party has dealt with any broker in connection with this Amendment, other than CBRE, Inc. (“Landlord’s Broker”) and Avison Young (“Tenant’s Broker”). Said brokers shall be paid a brokerage commission pursuant to a separate written agreement between Landlord and said brokers. Landlord and Tenant each shall indemnify and hold harmless the other from and against any claims for brokerage or other commission arising by reason of a breach by the indemnifying party of the aforesaid representation and warranty.
9.Definitions. From and after the Fifth Expansion Premises Delivery Date, except where the context plainly requires otherwise, (a) the term “Premises” shall mean the Existing Premises and the Fifth Expansion Premises, and (b) all references in the Lease to “Premises” shall mean the Existing Premises and the Fifth Expansion Premises. Except where the context plainly requires otherwise, all capitalized terms that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease.

10.Estoppel. To induce Landlord to enter into this Amendment, Tenant hereby represents and warrants to Landlord that as of the date of this Amendment:
(a)    Tenant is in possession of the entire Existing Premises;
(b)    Tenant has not assigned the Lease or sublet any portion of the Existing Premises;
(c)    The Lease is unmodified (except as otherwise expressly set forth to the contrary in this Amendment and is in full force and effect;
(d)    To Tenant’s knowledge, Tenant has no claims against Landlord arising under or in connection with the Lease, and Tenant has no set off or defenses against the enforcement of any right or remedy of Landlord under the Lease; and
(e)    To Tenant’s knowledge, Landlord is not in default of any of its obligations under the Lease and to Tenant’s knowledge, no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, will constitute a default by Landlord under the Lease.
11.Governing Documents. Except as expressly modified by this Amendment, the Lease shall remain unchanged and continue in full force in accordance with its terms. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern and control.
12.Counterparts. This Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Amendment.
13.Incorporation of Recitals. The recitals set forth above are incorporated in and made a part of this Amendment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:
TMG TMC 3 L.L.C., a Delaware limited liability company

/s/ Sage Bree	By:	/s/ Gary E. Block
	Name:	Gary E. Block
	Title:	Chief Investment Officer

/s/ Sage Bree	By:	/s/ Mark D. King
	Name:	Mark D. King
	Title:	CFO/COO

WITNESS/ATTEST:	TENANT:
ALARM.COM INCORPORATED, a Delaware corporation

/s/ Nicola Murphy	By:	/s/ Daniel Ramos
	Name:	Daniel Ramos
	Title:	Senior Vice President

EXHIBIT A
WORK AGREEMENT
This Exhibit is attached to and made a part of that certain Ninth Amendment to Deed of Office Lease Agreement dated as of ________________, 2020 (the “Amendment”), by and between TMG TMC 3 L.L.C., a Delaware limited liability company (“Landlord”), and ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”). Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the “Lease” (as defined in the Amendment).
1.    Tenant’s Authorized Representative. Tenant designates Alex Texier (“Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, change orders and approvals pursuant to this Exhibit. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative.
2.    As-Is. Landlord is leasing the Fifth Expansion Premises to Tenant in the condition described in Section 2 of the Amendment. All of the work to be performed in initially finishing and completing the Fifth Expansion Premises shall be performed by Tenant pursuant to this Exhibit A and pursuant to all other applicable provisions of the Lease including, without limitation, insurance, damage and indemnification provisions, and such work shall be deemed to be Alterations for all purposes of the Lease.
3.    Costs.
(a)    Tenant shall pay all expenses incurred in connection with the “Fifth Expansion Premises Work” (as defined below) over and above the “Construction Allowance” (as defined below) as follows.
(b)    Landlord shall pay to Tenant the sum of up to Seven Hundred Seven Thousand One Hundred and 00/100 Dollars ($707,100.00) (the “Construction Allowance”) (i.e., up to $60.00 per rentable square foot contained in the Fifth Expansion Premises) as a reimbursement to Tenant for the costs of performing alterations and improvements to the Fifth Expansion Premises, including preparing design and construction documents and mechanical and electrical plans, construction management and specialty consultant fees, and hard costs (the “Fifth Expansion Premises Work”), including the cost of preparing design and construction documents and mechanical and electrical plans, and construction management and specialty consultant fees in connection with the Fifth Expansion Premises Work. Notwithstanding anything to the contrary, no more than twenty percent (20%) of the Construction Allowance may be utilized for soft costs in connection with the Fifth Expansion Premises Work (including, but not limited to, architectural and engineering services, signage, construction management and specialty consultant fees, cabling and wiring, and moving costs). Notwithstanding anything to the contrary, no more than fifteen (15%) percent of the Construction Allowance may be utilized for the costs of furniture, fixtures, and equipment. Landlord shall be entitled to receive a construction supervisory fee in the amount of one percent (1%) of the total hard costs of the Fifth Expansion Premises Work, which amount may be deducted from the amount of the Construction Allowance. In the event Tenant desires that a representative of Landlord participate in Tenant’s weekly construction progress meetings, the parties shall reasonably cooperate in scheduling the meetings and Landlord shall cause its representative to participate in such meetings, which participation may be telephonic. The Construction Allowance shall be paid by Landlord to Tenant in accordance with the provisions of Section 3(c) below. Despite the foregoing, Tenant shall pay all costs of performing the Fifth Expansion Premises Work that are in excess of the Construction Allowance.
(c)    Periodically (but not more often than once per calendar month), Tenant shall deliver to Landlord an invoice from contractors or materialmen who have supplied labor or materials for the Fifth Expansion Premises Work for which disbursement is then being requested. Such invoice shall contain (or be accompanied by) a certification by Tenant’s architect substantially in the form of A.I.A. Document G702 “Application and Certificate for Payment” that the labor or materials for which Tenant is seeking reimbursement has been satisfactorily performed or delivered to the Fifth Expansion Premises in accordance with the “Final Construction Drawings” (as defined below). Within forty-five (45) days after receiving any such invoice (and certifications), Landlord shall pay to Tenant the amount that is set forth in such invoice; provided: (A) such request is accompanied by a copy of the invoice for such expenses marked “paid”; (B) copies of all contracts, bills, vouchers, change orders and other information relating to the expenses for which reimbursement is being sought as may be reasonably requested by Landlord shall be made available to Landlord by Tenant; (C) the work and materials for which payment is requested are performed in accordance with the working drawings approved by Landlord as evidenced by the G702 document referenced above; (D) the work for which payment is requested has been performed by a contractor approved by Landlord; (E) the work and materials for which payment is requested have been physically incorporated into the Fifth Expansion Premises, free of any security interest, lien or encumbrance; and (F) Tenant delivers to Landlord lien waivers from all contractors and materialmen for the work or materials for which such draw payment is being made (which lien waivers may be contingent only on payment of the amount then being requisitioned). Each payment made by Landlord hereunder with respect to payments to Tenant’s general contractor and subcontractors shall be subject to retainage of ten percent (10%); provided, however, if Tenant’s requisition request includes a ten percent (10%) retainage per its agreement with the general contractor (or the agreement with the subcontractor, as applicable), the payment shall not be subject to an additional ten percent (10%) retainage. Upon completion of the Fifth Expansion Premises Work, Tenant shall provide to Landlord (i) a valid non-residential use permit for the Fifth Expansion Premises, and (ii) a certificate of completion from Tenant’s architect with respect to the Fifth Expansion Premises Work.

Landlord shall pay the retainage to Tenant within forty-five (45) days after the last to occur of the following: (A) final completion of all of the Fifth Expansion Premises Work in accordance with the terms of the Lease (as amended by the Amendment), (B) the certificate of Tenant’s architect that the Fifth Expansion Premises Work has been installed in accordance with the Final Construction Drawings, (C) receipt of releases of lien from all contractors and materialmen who supplied labor or materials for the Fifth Expansion Premises Work (which lien waivers may be contingent only on payment of the amount then being requisitioned, and within twenty (20) days after Landlord makes such payment, Tenant shall obtain full, final and unconditional lien waivers), and (D) Landlord’s receipt of paid invoices evidencing that Tenant has actually paid to materialmen, vendors, consultants, and contractors who have supplied materials, services, or labor for the Fifth Expansion Premises Work an amount equal to or in excess of the Construction Allowance. If the Construction Allowance is not fully utilized by the date which occurs eighteen (18) months after the Effective Date, the unused portion of the Construction Allowance shall be retained by Landlord.
(d)    Notwithstanding anything to the contrary set forth herein, in the event that Landlord fails to timely make a disbursement of the Construction Allowance, and such disbursement (or portion thereof) is not subject to a legitimate good-faith dispute by Landlord, Tenant shall have the right to offset the subject disbursement of the Construction Allowance against the Rent next payable by Tenant under the Lease (after the rent abatement period set forth in the Amendment); provided, however, that Tenant first provides Landlord with an additional notice which shall set forth in bold capital letters the following statement: “IF LANDLORD FAILS TO DISBURSE FUNDS FOR THE CONSTRUCTION ALLOWANCE WITHIN TEN (10) DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL HAVE THE RIGHT TO OFFSET THE SUBJECT DISBURSEMENT OF THE CONSTRUCTION ALLOWANCE AGAINST RENT” and such failure by Landlord to make such disbursement of the Construction Allowance continues for more than ten (10) days after Landlord receives such additional notice. The foregoing provision shall be deemed null and void and shall be deemed deleted from this Amendment upon the full disbursement of the Construction Allowance as provided herein. Notwithstanding anything to the contrary set forth herein, in no event however shall Tenant offset an amount more than twenty percent (20%) of the payment due to Landlord, but Tenant may carry forward any excess to apply toward future payments until fully applied. Any portion of the Construction Allowance that is offset as aforesaid is deemed to have been funded, and in all events Tenant must use the amount offset for the items to which the Construction Allowance may be applied.
4.    Schedule.
(a)    Tenant shall submit to Landlord a final space plan and all specifications, details, finishes (including, without limitation, paint and carpet selections), elevations and sections, all as approved by Tenant, for Landlord’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed with respect to any plans and specifications to the interior of the Fifth Expansion Premises (i) which do not adversely affect the mechanical, electrical, plumbing, life safety or heating, ventilation and air-conditioning system serving the Building, and (ii) which do not adversely affect the structure of the Fifth Expansion Premises or the Building). Such space plan shall indicate partition and space layout and proposed fixturing, door location, special equipment types, materials and colors, reflected ceiling plan (including lighting, materials and sprinkler heads), floor load requirements exceeding fifty (50) pounds per square foot live load, telephone and electrical outlet locations.
(b)    Tenant shall submit to Landlord final architectural and engineering working drawings approved by Tenant for Landlord’s written approval, such approval not to be unreasonably withheld, conditioned, or delayed. Such architectural working drawings shall include: master legend, construction and floor plan, reflected ceiling plan, telephone and electrical outlet layout and usage system, finish plan, sign, window and storefront details (if any), and all architectural details, elevations, specifications and finishes necessary to construct the Fifth Expansion Premises. Said drawings, when approved by Landlord, are referred to herein as the “Final Construction Drawings.”
5.    Approval. All plans and drawings (and changes thereto) shall be subject to Landlord’s written approval. Landlord shall not unreasonably withhold, condition, or delay its consent to such plans and drawings. Such approval shall not constitute either (a) approval of any delay caused by Tenant or a waiver of any right or remedy that may arise as a result of such delay, or (b) Landlord’s representation that such approved plans, drawings or changes comply with all applicable governmental laws, codes, orders, rules or regulations. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All materials and equipment furnished by Tenant shall be new or like-new and all work shall be done in a good and workmanlike manner. Notwithstanding anything herein to the contrary, any alterations or improvements which connect into the “Base Building Systems” (as defined in the Lease), or which are made to the exterior of the Fifth Expansion Premises or the Building, or which are visible from the exterior of the Fifth Expansion Premises or the Building shall be subject to Landlord’s prior written approval, in its sole and absolute discretion. Further, to the extent that Landlord does not have a third party review the plans and drawings (or changes thereof) provided by Tenant in connection with the Fifth Expansion Premises Work, Landlord shall advise Tenant within seven (7) business days after receiving any request for such approval (including receipt of hard copies of such reasonable plans and drawings) whether or not Landlord approves such plans and drawings (or changes thereof) (or if disapproval, the specific reasons for such disapproval).  If Landlord does hire a third party to review any such plans and drawings (or changes thereto), then the time period for reviewing such plans and drawings (or changes thereto) shall be extended from seven (7) business days to ten (10) business days. In the event Tenant is required to resubmit plans or drawings (or changes thereto) for approval, Landlord shall respond to such resubmitted plans and drawings (or changes thereto) within five (5) business days after Tenant’s submission of a complete set of hard copies of such plans and drawings. If Landlord fails to respond to a submission of plans and drawings (or changes thereto) within the time frames set forth above, and Landlord also fails to respond to Tenant within three (3) business days after Landlord’s receipt of a second written request for Landlord’s approval (which second request states in bold capital letters that the request will be deemed approved if Landlord fails to respond within the three (3) business day period) then, Landlord shall be deemed to have approved the same as submitted, however such “deemed approval” concept shall not apply with respect to improvements affecting the base Building structure or the Base Building Systems.
6.    Change Orders. All additional expenses attributable to any change order requested by Tenant and approved by Landlord, shall to the extent that it would cause the total construction costs to exceed the Construction Allowance, be payable by Tenant.
7.    General Requirements.
(a)    Tenant construction shall proceed only on the basis of approved drawings. Changes that occur during actual construction that differ from the approved drawings will require alterations at Tenant’s expense to restore compliance with approved drawings, unless otherwise approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed. No drawings are considered “approved” unless they bear Landlord’s signature of approval.
(b)    Landlord shall have no obligation or responsibility to Tenant in respect of minor deviations in the actual dimensions of the Fifth Expansion Premises. Tenant shall have the affirmative obligation to conduct an on-site verification of all measurements and dimensions prior to letting any contracts for the performance of the Fifth Expansion Premises Work and prior to ordering the fabrication of any trade fixtures.
(c)    Following Landlord’s approval of the Final Construction Drawings, but prior to commencement of construction of the Fifth Expansion Premises Work, Tenant shall submit the following:
1.    Names of all contractors and subcontractors (all of which shall be subject to Landlord’s approval);
2.    Proof of financial ability;
3.    Tenant insurance coverage;
4.    Copy of building permit(s);
5.    The then-current completion schedule from Tenant’s general contractor; and
6.    Proof of utility application/deposit to Landlord.
8.    Performance of Fifth Expansion Premises Work. Tenant will perform and complete the Fifth Expansion Premises Work in compliance with such reasonable rules and regulations as Landlord may make.
9.    Completion of Fifth Expansion Premises Work. Promptly following completion of the Fifth Expansion Premises Work, Tenant, at its sole cost and expense and without cost to Landlord shall:
(a)    Furnish evidence satisfactory to Landlord that all of the Fifth Expansion Premises Work has been completed and paid for in full, that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived;
(b)    Furnish to Landlord all certifications and approvals with respect to the Fifth Expansion Premises Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Fifth Expansion Premises;
(c)    Furnish Landlord with one (1) set of reproducible “as built” drawings of the Fifth Expansion Premises; and
(d)    Furnish an affidavit from Tenant’s architect certifying that all work performed in the Fifth Expansion Premises is in accordance with the working drawings and specifications approved by Landlord.
10.    Work Standards. All of the Fifth Expansion Premises Work shall be done and installed in compliance with all applicable laws and with the overall design and construction standards of the Building. Landlord’s approval of the Final Construction Drawings shall evidence Landlord’s agreement that the Fifth Expansion Premises Work is in line with the overall design and construction standards of the Building, provided that Fifth Expansion Premises Work is completed in compliance with the Final Construction Drawings.

11.    Permits. As expeditiously as reasonably possible, Tenant shall file all applications, plans and specifications, pay all fees and obtain all permits, certificates and other approvals required by the jurisdiction in which the Building is located and any other authorities having jurisdiction in connection with the commencement and completion of the Fifth Expansion Premises Work, and diligently and in good faith pursue same so that all permits and approvals are issued as soon as reasonably practicable. If minor modifications are at any time required by government authorities to any such plans or specifications, then Tenant shall make such modifications. Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items. Tenant shall obtain a valid non-residential use permit (or certificate of occupancy) for the Fifth Expansion Premises and all other approvals required for Tenant to use and occupy the Fifth Expansion Premises and to open for business to the public. Copies of all building permits/occupancy permits are to be forwarded to Landlord. The Construction Allowance may be used by Tenant to comply with requirements of this Section 11.
12.    Contractor Insurance. Tenant’s general contractor shall be required to provide the following types of insurance:
(a)    Builder’s Risk Insurance. At all times during the period between the commencement of construction of the Fifth Expansion Premises Work and the date on which Tenant opens the Fifth Expansion Premises for business with the public with a valid certificate of occupancy in place, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk Form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Fifth Expansion Premises Work in place and all materials stored at the site of the Fifth Expansion Premises Work, and all materials, equipment, supplies and temporary structures of all kinds incident to the Fifth Expansion Premises Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Fifth Expansion Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.
(b)    Worker’s Compensation. At all times during the period of construction of the Fifth Expansion Premises Work, in addition to the insurance requirements under Section 15(c) of the Original Lease, Tenant’s contractors and subcontractors shall maintain in effect statutory worker’s compensation as required by the jurisdiction in which the Building is located.
Notwithstanding anything to the contrary, the provisions of this Section 12 shall be applicable to the making of any Alterations to the Existing Premises and/or the Fifth Expansion Premises.
13.    Contractor Liability. Tenant assumes the responsibility and liability for any and all injuries or death of any or all persons, including Tenant’s contractors and subcontractors, and their respective employees, and for any and all damages to property caused by, or resulting from or arising out of any act or omission on the part of Tenant in connection with the Fifth Expansion Premises Work. Tenant’s contractors or subcontractors, in the prosecution of the Fifth Expansion Premises Work, and with respect to such work, agree to indemnify and save free and harmless Landlord from and against all losses and/or expenses, including reasonable legal fees and expenses which they may suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged; and Tenant and Tenant’s contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits. Tenant agrees to insure this assumed liability in its policy of Broad Form Commercial General Liability insurance and the certificate of insurance or copy of the policy that Tenant will present to Landlord shall so indicate such contractual coverage.
14.    Coordination. The Fifth Expansion Premises Work shall be coordinated with any other work being performed by Landlord and other tenants in the Building so that the Fifth Expansion Premises Work will not unreasonably interfere with or delay the completion of any other construction work in the Building.
15.    Loads. No item shall be mounted on or hung from the interior or exterior of the Building by Tenant without Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned, or delayed if mounted inside the Fifth Expansion Premises. If Tenant desires to mount or hang anything, Tenant shall notify Landlord of the loads involved and shall pay all costs involved (subject to application of the Construction Allowance as permitted by this Exhibit B).
16.    Ducts. Tenant shall permit Landlord or its agent to install, maintain, repair and replace in the ceiling space and/or under the concrete slab, adjacent to demising partitions and free standing columns, electrical, water or other lines and/or ducts that may be required to serve the common areas or others in the Building.
17.    Contractor Responsibilities. As between Landlord and Tenant, it shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to:
(a)    Maintain continuous protection of any premises adjacent to the Fifth Expansion Premises in such a manner (including the use of lights, guardrails, barricades and dust-proof partitions where required) as to prevent any damage to the Building or any adjacent premises by reason of the performance of the Fifth Expansion Premises Work.

(b)    Secure all parts of the Fifth Expansion Premises Work against accident, storm, and any other hazard. However, no barricades or other protective device shall extend more than two (2) feet beyond the Fifth Expansion Premises. In addition to the foregoing, Tenant’s barricade or other protective device, if any, shall be attractive in appearance, shall extend across the frontage and full height of the Fifth Expansion Premises and shall be of materials approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.
(c)    Comply strictly with the Rules and Regulations and Procedures set forth in Exhibit A Schedule I, and Tenant agrees to be responsible for any violations thereof. Remove and dispose of, at Tenant’s sole cost and expense, at least daily and more frequently as Landlord may reasonably direct, all debris and rubbish caused by or resulting from the Fifth Expansion Premises Work, and upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Building or in proximity thereto which was brought in or created in the performance of the Fifth Expansion Premises Work (including stocking refuse). If at any time Tenant’s contractors and subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials, or temporary structures in accordance with this paragraph, Landlord at its sole option may remove the same at Tenant’s expense without prior notice.
(d)    Use only the Fifth Expansion Premises for the performance of the Fifth Expansion Premises Work. Entry into areas unrelated to the performance of the Fifth Expansion Premises Work is prohibited.
(e)    Warrants that the work done by it will be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, except for those inherent in the quality of the Fifth Expansion Premises Work that the Final Construction Drawings require or permit. Tenant shall also require that any such contractors and subcontractors shall be responsible for the replacement or repair without charge for any and all work done or furnished by or through such contractors or subcontractors which becomes defective within one (1) year after completion; provided, however, Tenant shall not be in default if Tenant elects to perform the required replacement or repair. The contractor’s warranty may exclude remedy for damage or defect caused by abuse, alterations to the Fifth Expansion Premises Work not executed by the contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. Replacement or repair of such work shall include, without charge, all expenses and damages in connection with such removal, replacement, or repair of all or any part of such work, or any part of the Building which may have been damaged or disturbed thereby. All warranties or guarantees in connection with the Fifth Expansion Premises Work (to the extent such warranties or guarantees are for items which are to remain the property of Landlord following the expiration of the term of the Lease or earlier termination of the Lease) shall be contained in the contract or subcontract, which shall provide that said guarantees or warranties either shall be issued in the name of Tenant and Landlord, or shall be transferable to Tenant and Landlord. Tenant covenants to give to Landlord any commercially reasonable assignment or other assurance necessary to provide a right of direct enforcement.

EXHIBIT “A”
SCHEDULE I
The following are rules and procedures to be followed by contractors when working in or around the Fifth Expansion Premises or Building:
1.    Provide a trash can with a lid to dispose of lunches and food. Trash must not be allowed to accrue in the open lease spaces. This is to avoid fire and rodent hazards.
2.    Access into spaces under construction must be limited to one door. If an unfinished lease space has two doors, one must be locked. Passage can occur through the door most convenient to the freight elevator and should have a temporary foot mat.
3.    No access to the Building’s interior lobby or corridors will be permitted at any time.
4.    All unused entry doors to vacant areas must be closed at all times and locked.
5.    Construction employees must conduct themselves as mature gentlemen and ladies when working in tenant occupied spaces and all public spaces.
6.    Loud radios are prohibited in all work areas.
7.    Noisy operations such as chopping, etc. are to be done after hours, unless prior consent is given.
8.    All work performed outside of normal working hours must be coordinated with the Building manager for security reasons. No one will be allowed access without prior permission.
9.    Every effort must be made to avoid unreasonable disturbance of any other tenant’s normal business operations. Punch list corrections must be performed only with the Tenant’s permission, in advance. If an operation underway is unreasonably disturbing a tenant of the Building, it must be discontinued immediately and performed outside of normal business hours.